Exhibit (1)(k)

PACE® SELECT ADVISORS TRUST

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED TRUST INSTRUMENT

I, Eric Sanders, Vice President and Assistant Secretary of PACE Select Advisors Trust (the “Trust”), hereby certify that, at a duly convened meeting of the Board of Trustees (“Board”) of the Trust held on November 19-20, 2019, the Board duly and unanimously approved the following resolutions with respect to PACE Government Money Market Investments (the “Fund”):

RESOLVED, that the Board hereby approves changing the name of PACE Government Money Market Investments to UBS Government Money Market Investments Fund; and be it further

RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approvals set forth in the foregoing resolutions.

Accordingly, effective November 27, 2019 and pursuant to Section 8 of Article X of the Trust’s Amended and Restated Trust Instrument (the “Trust Instrument”), the Trust Instrument be, and hereby is, amended to change the name of PACE Government Money Market Investments, a series of the Trust, to UBS Government Money Market Investments Fund.

IN WITNESS WHEREOF, I have signed this certificate as of the 20th day of November, 2019.

PACE® SELECT ADVISORS TRUST

	By:	/s/ Eric Sanders
	Name:	Eric Sanders
	Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn to before me
on this 20th day of November, 2019.

/s/ Michael J. Calhoun
Notary Public